                                                                  EXHIBIT (a)(2)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                             GAMMA BIOLOGICALS, INC.

                                       BY

                          GAMMA ACQUISITION CORPORATION
                            A WHOLLY OWNED SUBSIDIARY

                                       OF

                                  IMMUCOR, INC.

                                       AT

                               $5.40 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, OCTOBER 23, 1998, UNLESS THE OFFER IS EXTENDED.

         THE BOARD OF DIRECTORS OF GAMMA BIOLOGICALS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

         The Offer is conditioned upon, among other things, there being validly tendered a number of Shares which, when added to the Shares beneficially owned by Immucor, Inc. (the "Parent"), would represent at least 67% of the Shares outstanding on a fully diluted basis on the date of purchase based on the number of stock options and warrants exercised prior to the consummation of the Offer.

                                    IMPORTANT

         Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

         If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

         Questions and requests for assistance may be directed to TM Capital Corp., the Dealer Manager, or to Beacon Hill Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                      ------------------------------------

                      The Dealer Manager for the Offer is:

                             [TM Capital Corp. Logo]
                               September 25, 1998

                                TABLE OF CONTENTS

                                                                            PAGE
Section 1.  Terms of the Offer.............................................    2
Section 2.  Procedures for Tendering Shares................................    4
Section 3.  Withdrawal Rights..............................................    8
Section 4.  Acceptance for Payment and Payment.............................    8
Section 5.  Certain Federal Income Tax Consequences........................   10
Section 6.  Price Range of Shares; Dividends on the Shares.................   11
Section 7.  Certain Information Concerning the Company.....................   11
Section 8.  Certain Information Concerning the Parent and the Purchaser....   13
Section 9.  Source and Amount of Funds.....................................   16
Section 10. Background of the Offer........................................   16
Section 11. Purpose of the Offer; Plans for the Company....................   20

Section 12. The Merger.....................................................   20
Section 13. Certain Conditions of the Offer................................   31
Section 14. Certain Legal Matters..........................................   33
Section 15. Fees and Expenses..............................................   35
Section 16. Miscellaneous..................................................   35

SCHEDULE I
Directors and Executive Officers of the Parent and the Purchaser

TO THE HOLDERS OF SHARES OF GAMMA BIOLOGICALS, INC.

         Gamma Acquisition Corporation, a Texas corporation (the "Purchaser") and a wholly owned subsidiary of Immucor, Inc., a Georgia corporation (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.10 per share, and the associated common stock purchase rights (together with the rights, the "Shares"), of Gamma Biologicals, Inc., a Texas corporation (the "Company"), at a price of $5.40 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of TM Capital Corp. ("TM Capital"), as Dealer Manager (in such capacity, the "Dealer Manager"), Harris Trust Company of New York, as Depositary (the "Depositary"), and Beacon Hill Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 15.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 21, 1998 (the "Merger Agreement"), among the Purchaser, the Parent and the Company. The Merger Agreement provides, among other things, for the merger of the Purchaser with and into the Company (the "Merger") following the purchase of Shares pursuant to the Offer. In the Merger, each outstanding Share (other than Shares owned by the Parent or any subsidiary of the Parent, Shares held as treasury shares by the Company, and Shares owned by shareholders who perfect appraisal rights under Texas law) will be converted into the right to receive $5.40 per Share net in cash. See Section 12.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

         The Offer is subject to the fulfillment of a number of conditions (the "Offer Conditions"), including, among other things, there being validly tendered a number of Shares which, when added to the Shares beneficially owned by the Parent, constitutes at least 67% of the Shares outstanding on a fully diluted basis on the date of purchase based on the number of stock options and warrants exercised prior to the consummation of the Offer (the "Minimum Condition").

         According to representations made by the Company in the Merger Agreement, as of the date of the Merger Agreement: (i) 4,625,762 Shares were issued and outstanding, (ii) 753,410

Shares were reserved for future issuance upon exercise of outstanding employee stock options and (iii) 4,625,762 Shares were reserved for future issuance upon the exercise of the rights.

         Certain other Offer Conditions are described in Section 13. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the Offer Conditions. See Sections 13 and 14. The Offer is not conditioned on the receipt of financing.

         THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


SECTION 1.  TERMS OF THE OFFER

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern Time, on Friday, October 23, 1998, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

         THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE MINIMUM CONDITION AND THE SATISFACTION OF THE OTHER OFFER CONDITIONS SET FORTH IN SECTION 13. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

         If all of the Offer Conditions are not satisfied on the Expiration Date then, provided that Purchaser determines that all Offer conditions are reasonably capable of being satisfied and subject to Securities and Exchange Commission (the "SEC") rules with respect to extension of time periods, Purchaser may extend the Offer from time to time until all Offer Conditions have been satisfied or waived. The Merger Agreement also provides that upon the Expiration Date, as the same may be extended, if all Offer Conditions have been satisfied, the Purchaser shall accept Shares properly tendered for purchase, subject to the right to extend the Offer not more than ten (10) business days in the aggregate if less than 90% of the Shares have been properly tendered, such 90% to be calculated after giving effect to the conversion of any securities convertible into Common Stock, and the exercise of any options, warrants or other rights to acquire Common Stock. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

         If, by the Expiration Date (including any extension in accordance with the Merger Agreement), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the SEC, to (a) terminate the Offer and not accept for payment or pay for any

Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied Offer Conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer.

         The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 13. There can be no assurance that the Purchaser will exercise its right to extend the Offer beyond October 23, 1998. Any extension, amendment or termination will be followed as promptly as practicable by public announcement as to such. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, or the first opening of the American Stock Exchange (the "AMEX") on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the PR Newswire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

         If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

         The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.


SECTION 2.  PROCEDURES FOR TENDERING SHARES

         Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

         Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

         Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

                  (i)   the tender is made by or through an Eligible
         Institution;

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

                  (iii) the Share Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the AMEX is open for business.

         The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, fax or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

         Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after September 25, 1998. All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer.

Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

         Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and the payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the

Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.


SECTION 3.  WITHDRAWAL RIGHTS

         Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

         Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


SECTION 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 13. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See
Section 14. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder of the same class pursuant to the Offer.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

         If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

         If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the

Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

         The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to the Parent, or to one or more direct or indirect wholly owned subsidiaries of the Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.


SECTION 5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

         If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. In addition, any gain on the sale of Shares by an individual may be taxed at the maximum rate of 20%, if, as of the date of sale, the Shares were held by such individual for more than 18 months.

         THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

SECTION 6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

         The Shares are listed on the AMEX under the symbol GBL. The following table sets forth the high and low closing sales prices per Share as reported on the AMEX Composite tape, together with the per Share dividends paid by the Company as reported in publicly available sources.

                                     HIGH              LOW           DIVIDENDS
     FISCAL 1997
     First quarter                  $4 1/2            $3 3/4          $0.025
     Second quarter                  4                 2 7/8           0.025
     Third quarter                   3 3/4             3               0.025
     Fourth quarter                  4                 3 1/16          0.025

     FISCAL 1998
     First quarter                  $4 13/16          $3 9/16         $0.025
     Second quarter                  5 3/4             4 3/8           0.025
     Third quarter                   6 3/8             4 1/8           0.025
     Fourth quarter                  5 3/8             4 5/16          0.025

     FISCAL 1999
     First quarter                  $5 7/16            4 1/2          $0.025
     Second quarter (through         5 1/16            2 1/4           0.025
     September 24, 1998)

         On September 4, 1998, the Company declared a dividend $0.005 per share payable October 20, 1998. On September 18, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing sale price for the Shares was $2 7/8 per Share. On September 24, 1998, the last full trading day before commencement of the Offer, the closing sale price for the Shares was $5 1/16 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

SECTION 7.  CERTAIN INFORMATION CONCERNING THE COMPANY

         The Company is a Texas corporation with its principal offices at 3700 Mangum Road, Houston, Texas 77092. The Company's principal line of business is manufacturing and selling a variety of refined and specialized testing products known as in-vitro diagnostic reagents.

         The reagents are sold to transfusion departments of hospitals, blood collection center, medical laboratories and research institutions where they are used to detect the presence of diagnostically significant substances in biological fluids, primarily human blood. The company also develops test systems, which use certain of the Company's reagents and serve to standardize test procedures. See "New Technology -- Gamma reACT-TM- Test System".

         The Company's current products are used in a number of applications, including:
         - grouping donor and patient bloods and performing compatibility tests prior to transfusion
         -        detecting hemolytic disease of the newborn
         - identifying antibodies and certain inherited blood group antigens

         The Company markets its products to over 3,500 hospitals, blood centers and laboratories in the United States and Canada, and to dealers in approximately 50 countries. Domestic sales are made through the Company's direct sales force, as well as through independent distributors. Internationally, the Company sells its products and products manufactured by others through its subsidiary, Gamma Biologicals, B.V., and independent distributors.


                             GAMMA BIOLOGICALS, INC.

                         SELECTED FINANCIAL INFORMATION

                                              YEAR ENDED MARCH 31,                THREE MONTHS ENDED JUNE 30,
                                    ---------------------------------------      -----------------------------
INCOME STATEMENT DATA                   1996          1997          1998            1997              1998
                                    -----------   -----------   -----------      -----------       -----------
     Net Sales                      $16,940,588   $17,554,502   $18,253,763      $ 4,827,992       $ 4,366,544
     Operating Income                   898,974     1,576,255       653,974          453,590          (293,514)
     Net Income                         823,530     1,115,820     1,309,616          309,006          (156,902)

BALANCE SHEET DATA (AT
END OF PERIOD)
     Working Capital                $10,298,982   $10,167,457   $ 9,121,701      $ 9,868,851       $ 8,525,970
     Total Assets                    18,425,700    19,869,527    22,133,240       20,247,247        21,698,624
     Long-Term Debt                     353,097       345,120       851,240          508,620           782,520
     Shareholders' Equity            16,852,086    17,664,907    18,506,469       17,859,550        18,297,949

PER SHARE:
     Net Income per Common
     Share (Basic)                  $      0.18   $      0.24   $      0.28      $      0.07       $     (0.03)
     Net Income Per Common
     Share on a Fully Diluted
     Basis                          $      0.18   $      0.24   $      0.28      $      0.07       $     (0.03)


         Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC

20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information are obtainable, by mail, upon payment of the SEC's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a worldwide website on the internet at http:\\www.sec.gov which site contains registration statements, reports, proxy and information statements regarding registrants that file electronically with the SEC including the Company.

         Company Information. The information concerning the Company contained in this Offer to Purchase has been supplied by the Company for inclusion herein or has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor the Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.


SECTION 8.  CERTAIN INFORMATION CONCERNING THE PARENT AND THE PURCHASER

         The Purchaser is a newly incorporated Texas corporation and a wholly owned subsidiary of the Parent which to date has not conducted any business other than in connection with the Offer and the Merger. The Parent is a Georgia corporation. The principal executive offices of the Parent and the Purchaser are located at 3130 Gateway Drive, Norcross, Georgia 30091.

         Description of Business. The Parent develops, manufactures and sells a complete line of reagents and systems used primarily by hospitals, clinical laboratories and blood banks in a number of tests performed to detect and identify certain properties of the cell and serum components of human blood prior to blood transfusion. The Parent also develops automated blood bank instruments.

         The Parent has developed an automated, "walk-away", blood bank analyzer, using the Parent's proprietary Capturer technology called the ABS2000. The instrument is designed for patient testing in hospital transfusion laboratories and is the first fully automated blood bank system that performs blood compatibility tests currently done manually by blood bank technologists. The Parent also has the North American distribution rights for blood bank applications of the ROSYS Plato system manufactured by ROSYS Anthos Ag of Switzerland. In 1998, the Parent began marketing an automated medical instrument, previously referred to as the ABSHV, utilizing DYNEX Technologies, Inc.'s 510(k) clearance for its product called the DIAS PLUS. The instrument provides large blood donor centers and clinical reference laboratories automated batch processing and positive sample identification of routine blood donor tests, and uses the Company's solid phase Capture (registered trademark) assays.

         The Parent markets and sells its products to its over 4,000 customers worldwide through sales personnel employed by the Parent and through distributors located throughout the world. The Parent has sought to increase its market share through the expansion of its product line to offer its customers a full range of products for their reagent needs. The Company believes it can increase its market share by marketing products based on its solid phase technology.

         Set forth below is a summary of certain consolidated financial information with respect to the Parent and its subsidiaries excerpted or derived from the information contained in the Parent's Annual Report on Form 10-K for the year ended May 31, 1998 (the "Parent 10-K"). More comprehensive financial information is included in the complete financial statements of the Parent contained in the Parent 10-K on file with the Commission, and such financial statements are incorporated herein by reference.

                                  IMMUCOR, INC.

                         SELECTED FINANCIAL INFORMATION

                                                               YEAR ENDED MAY 31,
                                                  -----------------------------------------
         INCOME STATEMENT DATA                        1996           1997           1998
                                                  -----------    -----------    -----------
              Net Sales                           $30,964,057    $35,653,617    $39,790,434
              Operating Income                      3,593,777      2,976,832      3,778,674
              Net Income                            2,772,635      1,839,914      2,068,773

         BALANCE SHEET DATA (AT END OF PERIOD)
              Working Capital                     $32,524,374    $31,868,041    $32,948,438
              Total Assets                         47,206,858     57,725,646     57,544,276
              Long-Term Debt                        3,908,795     10,665,658      8,911,727
              Shareholders' Equity                 39,345,250     41,220,868     42,432,550

         PER SHARE:
              Net Income per Common
              Share (Basic)                       $      0.35    $      0.23    $      0.26
              Net Income Per Common
              Share on a Fully Diluted
              Basis                               $      0.32    $      0.22    $      0.25


         Available Information. The Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in proxy statements distributed to the Parent's shareholders and filed with the SEC.

Such reports, proxy statements and other information may be inspected at the SEC, and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 7. The SEC also maintains a worldwide website on the internet at http:\\www.sec.gov which site contains registration statements, reports, proxy and information statements regarding registrants that file electronically with the SEC including the Purchaser.

         Beneficial Ownership of Company Securities, Contacts with the Company, etc. Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, any associate or majority owned subsidiary of such persons, or any of their respective directors, executive officers or subsidiaries, has effected any transaction in any equity security of the Company during the past 60 days. On September 21, 1998, the Purchaser, the Parent and the Company entered into that certain Stock Option Agreement of even date pursuant to which the Company granted to Purchaser an option to purchase up to 19.9% of the outstanding stock of the Company for $5.40 per share. In addition, on September 21,1998, the Purchaser, the Parent and certain of the Company's stockholders entered into that certain Shareholders Agreement of even date pursuant to which stockholders holding approximately 15.6% of the outstanding shares of the Company (giving effect to the exercise of all options held by such stockholders) granted to Purchaser an a proxy and an option to purchase all of their shares of Company stock for $5.40 per share.

         Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

         Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, the Parent, or, to the best knowledge of the Purchaser or the Parent, any of the persons listed in
Schedule I hereto or any subsidiary of such persons, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

SECTION 9.  SOURCE AND AMOUNT OF FUNDS

         The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer, fund payments for cancellation of options and pay fees and expenses related to the Offer and the Merger is estimated to be approximately $27 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from the Parent.

         Parent plans to obtain a portion of the funds for such capital contribution through a new credit facility (the "Credit Facility"). The Credit Facility will provide a term loan of $20 million to finance the acquisition. The Credit Facility will initially bear interest at LIBOR plus 120 basis points. The Credit Facility will contain customary covenants that include maintenance of certain financial ratios. The remainder of the funds for the capital contribution will be provided from the Parent's cash holdings.

         Although no definitive plan or arrangement for repayment of borrowings under the Credit Facility has been made, Parent anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future refinancings. No decision has been made concerning the method Parent will use to repay the borrowings under the Credit Facility. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

SECTION 10.  BACKGROUND OF THE OFFER

         Mr. Edward L. Gallup, CEO of Parent, and Mr. David E. Hatcher, CEO of the Company, have known each other for over 30 years. For at least the last ten years, the two of them have discussed at various times the possibility of business combinations, joint ventures, and other transactions between Parent and the Company.

         On March 12, 1996, a representative of Parent wrote to a representative of the Company requesting information and materials regarding the Company. On March 20, 1996, Parent received a confidentiality agreement and an executive summary regarding the Company. The confidentiality agreement was never executed and contacts were discontinued.

         On July 16, 1997, Mr. Gallup and Mr. Hatcher met to discuss the merits of a business combination between Parent and the Company.

         On August 5, 1997, Parent wrote to the Company proposing a transaction offering $5.40 per Share in cash for all outstanding Shares, subject to completion of due diligence, approval of the respective Boards of Directors of Parent and the Company, and satisfactory negotiation of the terms of a definitive merger agreement, and requested a reply by August 15, 1997.

         On August 7, 1997, the Board of Directors of the Company discussed the written offer and established a committee to engage financial advisors and report any results to the Board. The Company informed Parent of these procedures and that it would not be able to respond by August 15, 1997.

         On August 22, 1997, the Company engaged Rauscher Pierce Refsnes, Inc. (which subsequently merged with Dain Bosworth Incorporated, which simultaneously changed its name to Dain Rauscher Incorporated) as its investment banker and financial advisor.

         On October 20, 1997, representatives of Parent, the Company and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels") met to discuss a potential transaction and a form of confidentiality agreement. On October 28, 1997, Parent executed a confidentiality and standstill agreement with the Company.

         On November 5, 1997, representatives of Parent, the Company and Dain Rauscher Wessels met to discuss a potential merger transaction and exchange historical and projected financial information regarding the Company. The Company also provided certain patent information for review by Parent's attorneys.

         On November 9, 1997, the Board of Directors of the Company met, and representatives of Dain Rauscher Wessels addressed the Board. Given the increase in the market price per share of the Company's Common Stock, representatives of Dain Rauscher Wessels stated that Parent's offer was inadequate, and they would have further discussions with Parent and its representatives and notify the Board of any developments.

         On February 4, 1998, Parent wrote to the Company formally withdrawing its written offer of $5.40 per share presented on August 5, 1997.

         In April 1998, Mr. Gallup and Mr. Hatcher met to discuss potential business combinations between Parent and the Company.

         On May 5, 1998, Parent retained TM Capital Corp. ("TM Capital") as its investment banker and financial advisor in connection with a possible acquisition of the Company. On May 13, 1998, representatives of TM Capital and Dain Rauscher Wessels met to discuss a potential business combination between Parent and the Company.

         On May 18, 1998, Parent wrote to the Company proposing a transaction at a premium price to be mutually agreed upon for all outstanding Shares on a cash basis. Thereafter, Parent requested and the Company provided non-public historical and projected financial information.

         On June 4, 1998, Parent wrote to the Company proposing a transaction offering $6.00 per Share for all outstanding Shares on a cash basis, subject to the completion of due diligence, the negotiation of a definitive merger agreement, and the approval of the Company's Board of Directors. Dain Rauscher Wessels shortly thereafter informed TM Capital that the Company did not consider this to be an adequate offer.

         On June 12, 1998, TM Capital indicated to Dain Rauscher Wessels that Parent would be prepared to consider a transaction offering $6.50 per Share for all outstanding Shares on a cash basis, subject to completion of due diligence, approval of the respective Boards of Directors of Parent and the Company, and satisfactory negotiation of the terms of a definitive merger agreement. On June 17, 1998, the Company received a letter from a third party indicating an interest in a business combination at a premium over the stock price. The Board of Directors of the Company met on June 17, 1998, to review the proposals from Parent and the third party. The Company then informed Dain Rauscher Wessels that it was not prepared at that time to accept Parent's offer, and Dain Rauscher Wessels then informed TM Capital of the Board's decision. Discussions between representatives of Parent, TM Capital, the Company and Dain Rauscher Wessels continued.

         On June 26, 1998, Mr. Hatcher met with representatives of the third party and informed them that time was of the essence for any specific offer. The representatives of the third party requested two weeks to discuss an offer with its management and Board of Directors. On July 16, 1998, the Company received written notice that the third party would not be able to present a viable offer for the Company.

         On July 21, 1998, representatives of Parent, TM Capital, the Company and Dain Rauscher Wessels met and agreed to recommend a cash purchase price of $6.50 per Share, subject to completion of due diligence, approval of the respective Boards of Directors of Parent and the Company, and satisfactory negotiation of the terms of a definitive merger agreement.

         On July 27 and 28, 1998, representatives of Parent, TM Capital, the Company, Dain Rauscher Wessels and their respective counsel met to conduct business, financial and legal due diligence. Additional due diligence information requests and exchanges between Parent and the Company continued thereafter.

         On August 11, 1998, the Company issued a press release which reported results for the quarter ended June 30, 1998. The Company reported a decline in net revenues, an operating loss and a net loss for the quarter. The Company also stated that revenues from the newly launched ReACT product line were materializing more slowly than had been forecasted.

         On September 4, 1998, the Company issued a press release which declared a 1/2-cent-per-share quarterly dividend payable October 20, 1998. This represented a reduction from the Company's prior dividend rate of 2 1/2-cents-per-share per quarter.

         On September 4, 1998, given the passage of time, the absence of an agreement on a transaction, and the Company's desire to move forward with other alternatives, the Company wrote to Parent and requested Parent withdraw its offer. On September 4, 1998, Parent wrote to the Company declining to withdraw the offer, and indicating that it was prepared to meet with the Company to negotiate the final terms of a transaction.

         On September 11, 1998, counsel to Parent provided the Company with a draft of the Agreement and Plan of Merger (the "Merger Agreement"), and the Company provided Parent with updated financial information.

         On September 16, 1998, representatives of Parent, TM Capital, the Company, Dain Rauscher Wessels and their respective counsel met to discuss the results of Parent's due diligence review. At this meeting, Parent submitted a revised proposal of $5.25 per share in cash for all outstanding shares. After further discussion and negotiations, Parent proposed a cash tender offer at $5.40 per Share for 100% of the Company's outstanding shares, subject to negotiation of satisfactory terms of the Merger Agreement. The Company held a special telephonic meeting with its Board of Directors later that afternoon whereby the proposed transaction was approved subject to negotiation of the Definitive Merger Agreement. Between September 16 and September 20, 1998, negotiations were conducted as to the details of the transaction and the Merger Agreement. During this period the Company and Parent also negotiated the terms of the Stock Option Agreement between the Company and Parent, and the Shareholders Agreement between Parent, Purchaser and the Company's officers and directors.

         On September 17, 1998, Parent's Board of Directors held a special telephonic meeting with all directors present. Parent's Board of Directors reviewed and unanimously approved the proposed terms of the Offer and Merger.

         On September 20, 1998, the Board of Directors of the Company held a special telephonic meeting, with all directors present. Representatives of Dain Rauscher as well as the Company's counsel also participated on the telephonic call. The Board of Directors reviewed the terms of the Merger Agreement, the Stock Option Agreement and Shareholders Agreement. Company counsel advised the directors of their fiduciary duties in connection with their consideration of the Merger Agreement, the Stock Option Agreement, the Offer and the Merger. After presenting their financial analyses of the fairness of the consideration to be received in the Offer and the Merger, Dain Rauscher Wessels delivered its oral opinion that, as of the date of such opinion, the consideration of $5.40 per Share in cash to be received by the holders of Shares in the Offer and Merger were fair to such holders from a financial point of view. The Board of Directors then discussed the merits of the proposed Offer and Merger. Following such discussion, the Board of Directors unanimously approved the Merger Agreement and the Stock Option Agreement, determined that the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company, and resolved unanimously to recommend that the shareholders of the Company tender their shares to the Purchaser pursuant to the Offer.

         Early on the morning of September 21, 1998, Parent, Purchaser and the Company entered into the Merger Agreement, the Company and Parent entered into the Stock Option Agreement, and Parent, Purchaser and the Company's officers and directors entered into the Shareholders Agreement. The parties announced the transaction later that morning pursuant to a joint press release.

SECTION 11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

         Purpose. The purpose of the Offer and the Merger is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned by the Parent or any of its subsidiaries) will be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer. Although it is the Purchaser's intention to consummate the Merger as promptly as practicable, there can be no assurance that the Merger will be consummated or, if consummated, of the timing thereof. In addition to approval by the Company's Board of Directors, which occurred on September 20, 1998, consummation of the Merger will require the affirmative vote of the holders of at least 67% of the Shares. Alternatively, if the Purchaser purchases 90% or more of the Shares, the Merger could be consummated without the approval of the shareholders through a "short form" merger (described below in Section 12).

         Plans for the Company. The Parent intends, upon acquiring control of the Company, to continue its review and evaluation of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel.

         Generally, the Parent intends to integrate the Company's business with the Parent's existing operations, with a view to achieving operating efficiencies and cost savings while maintaining and enhancing customer service. After the Parent conducts its review of the Company, it is possible that the Parent might modify its current plans.


SECTION 12.  THE MERGER

         The Merger Agreement. The following is a summary of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which has been filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

                  The Tender Offer. Pursuant to the terms of the Merger Agreement, the Purchaser has agreed to, and the Parent has agreed to cause the Purchaser to, offer to purchase each outstanding Share of the Company tendered pursuant to the Offer at a price of $5.40 per share, net to the seller in cash, and to cause the Offer to remain open for twenty business days (until October 23, 1998). If all of the Offer Conditions are not satisfied on the Expiration Date then, provided that Purchaser determines that all Offer Conditions are reasonably capable of being satisfied and subject to SEC rules with respect to extension of time periods, Purchaser may extend the Offer from time to time until all Offer Conditions have been satisfied or waived. The Merger Agreement also requires the Purchaser, upon the Expiration Date, as the same may be extended, if all Offer Conditions have been satisfied, to accept Shares properly tendered for purchase, subject to the Purchaser's right to extend the Offer not more than ten (10) business days in the aggregate if less than 90% of the Shares have been properly tendered, such 90% to be calculated after giving effect to the conversion of any securities convertible into Common Stock, and the exercise of any options, warrants or other rights to acquire Common Stock.

                  The Company has agreed to include in its Tender Offer Solicitation/Recommendation Statement filed with the Commission on
         Schedule 14D-9 a recommendation by the Company's Board of Directors that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer. The Company's Board of Directors has resolved to recommend that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer and has received an opinion from Dain Rauscher Wessels ("DRW") that, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

                  Board Designees. The Merger Agreement provides that promptly following the purchase by the Purchaser pursuant to the Offer of that number of Shares which, when aggregated with the Shares then owned by the Parent and any of its affiliates, represents at least a majority of the Shares then outstanding on a fully diluted basis, the Company will, if requested by the Purchaser or the Parent, take all actions necessary to cause persons designated by the Purchaser to become directors of the Company so that the total number of directors so designated equals the product, rounded up to the next whole number, of (i) the total number of directors of the Company multiplied by (ii)the ratio of the number of Shares beneficially owned by the Purchaser or its affiliates at the time of such purchase over the number of Shares then outstanding. In furtherance thereof, the Company will take whatever action is necessary, including, but not limited to, amending the Company's bylaws to increase the size of its Board of Directors, or using reasonable efforts to secure the resignation of directors, or both, as is necessary to permit that number of the Purchaser's designees to be elected to the Company's Board of Directors; provided that, prior to the Effective Time (as defined below), the Company's Board of Directors will always have at least two members who are not officers, designees, shareholders, or affiliates of the Purchaser (the "Independent Directors"). All of the Independent Directors will be individuals who are currently directors of the Company, except to the extent that no such individuals wish to be directors. The Company's obligations to appoint designees to its Board of Directors will be subject to Section 14(f)of the Exchange Act and Rule 14f-1 promulgated thereunder. The Parent and the Purchaser will supply to the Company and will be solely responsible for any information with respect to either of them and their nominees, officers, directors, and affiliates required by Section 14(f) and Rule 14f-1. The Company will promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill these obligations and (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees) will include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Following the election or appointment of the Purchaser's designees, any amendment to the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of the Purchaser or the Parent under the Merger Agreement, any recommendation to shareholders or any modification or withdrawal of any such recommendation, the retention of counsel and other advisors in connection with the transactions contemplated hereby, or any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the Independent Directors, unless no individuals who are currently directors of the Company wish to be directors.

                  The Merger. Pursuant to the terms of the Merger Agreement, the Purchaser will be merged with and into the Company in accordance with the Texas Business Corporation Act (the "TBCA"). As a result, the separate existence of the Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As soon as practicable after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the parties will cause articles of merger to be duly filed with the Secretary of State of the State of Texas. The Merger will become effective when the articles of merger are so filed and the Secretary of State of the State of Texas issues a certificate of merger (the "Effective Time").

                  By virtue of the Merger, at the Effective Time: (i) each share of common stock of the Purchaser then issued and outstanding will be converted into one share of the Surviving Corporation; and (ii) each share then issued and outstanding, except for Shares held by the Company as treasury shares or owned by the Parent or any subsidiary of the Parent (which Shares will be immediately canceled and no payment will be made with respect thereto) will be converted into the right to receive, without interest, an amount in cash equal to the price per Share paid in the Offer (the "Merger Consideration"). Subject to the right of shareholders to dissent from the Merger and require appraisal of their Shares pursuant to the TBCA, from and after the Effective Time all Shares will be canceled and retired and cease to exist and each holder of a certificate representing any Shares immediately prior to the Effective Time will thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration therefor.

                  Until amended in accordance with applicable law, the articles of incorporation and bylaws of the Purchaser in effect immediately prior to the Effective Time will be the articles of incorporation and bylaws of the Surviving Corporation after the consummation of the Merger. Until successors are duly elected or appointed and qualified in accordance with applicable law, from and after the Effective Time, the directors and officers of the Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation after the consummation of the Merger.

                  Stock Options. The Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to provide that (i) each outstanding stock option or warrant to purchase shares of Company Stock (a "Stock Option") heretofore granted under any employee stock option plan, stock option or warrant plan for directors, or other incentive plan of the Company (collectively, the "Stock Option Plans") outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be canceled immediately prior to the consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (y) the number of shares of Company Stock subject to such Stock Option immediately prior to the consummation of the Offer and (z) the excess of the price per share to be paid in the Offer over the per share exercise price of such Stock Option. All Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Company Benefit Arrangement (as defined in the Merger Agreement) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

                  Representations and Warranties of the Company. In the Merger Agreement, the Company has made customary representations and warranties to the Purchaser and the Parent, including, but not limited to, representations and warranties relating to the following: the organization and qualifications of the Company and its subsidiaries; the authority of the Company to enter into and perform its obligations under the Merger Agreement and carry out the related transactions; required consents and approvals; the capitalization of the Company and its subsidiaries; filings made by the Company with the Commission; the accuracy of the Company's consolidated financial statements; the absence of certain changes or developments since March 31, 1998; litigation; necessary permits; product warranties and liabilities; labor and employee benefit matters; taxes; FDA; intellectual property rights; environmental matters; finders and investment bankers; insurance; indemnification; board approval and recommendation; shareholder approval; the opinion of its financial advisor; state takeover statutes; documents supplied, filed or distributed by the Company relating to the Offer; the Company's Rights Agreement; and real and personal property.

                  Representations and Warranties of the Parent and the Purchaser. The Parent and the Purchaser have also made customary representations and warranties in the Merger Agreement, including, but not limited to, representations and warranties relating to the following: the incorporation of the Parent and the Purchaser; the authority of each of the Parent and the Purchaser to enter into and perform its obligations under the Merger Agreement and consummate the related transactions; government approvals; filings made by the Parent with the Commission; the accuracy of the Parent's consolidated financial statements; litigation; shareholder approval;

         availability of sufficient funds to consummate the Offer; documents supplied, filed or distributed by the Parent or the Purchaser relating to the Offer; finders and investment bankers; and board approval.

                  Additional Agreements of the Company. In the Merger Agreement, the Company has agreed that, except as contemplated or permitted by the Merger Agreement or specifically disclosed in the schedules thereto, or as otherwise approved in writing by the Parent, from the date of the Merger Agreement until the time that the designees of the Purchaser have been appointed to the Board of Directors of the Company, the Company will conduct, and will cause its subsidiaries to conduct, their respective businesses in the ordinary course consistent with past practice. Throughout this same period of time (i)the Company will not adopt or approve any change or amendment in its articles of incorporation or bylaws; (ii)the Company will not, and will not permit any of its subsidiaries to, merge, consolidate, or enter into a share exchange with any other individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (a "Person"), sell, lease, license, mortgage, pledge or otherwise dispose of any material assets, except (a) in the ordinary course consistent with past practice or (b) transfers between the Company and/or its wholly owned subsidiaries; (iii) the Company will not declare, set aside, or pay any dividends or make any distributions in respect of the Shares; (iv) the Company will not, and will not permit any of its subsidiaries to, (a) issue, deliver, sell, encumber, or authorize or propose the issuance, delivery, sale, or encumbrance of, any capital stock or other securities of the Company or any capital stock or other securities of its subsidiaries ("Company Subsidiary Securities"), other than pursuant to the Company's Rights Agreement, dated as of September 5, 1989, as amended, (the "Company Rights Agreement"), and the issuance of Shares pursuant to the Parent Stock Option for Company Options granted prior to the date hereof, (b) split, combine, or reclassify any Shares or Company Subsidiary Securities, (c) repurchase, redeem, or otherwise acquire any capital stock or other voting securities of the Company or any voting Company Subsidiary Securities, or (d) amend the terms of any outstanding voting securities; (v) the Company will not, without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed, make any commitment or enter into any contract or agreement that is reasonably likely to be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole except in the ordinary course of business consistent with past practices; (vi) except to the extent required by law or by existing written agreements or plans disclosed in Company reports to the Commission or the Company disclosure schedule, neither the Company nor any of its subsidiaries will increase in any manner the compensation or fringe benefits of any of its directors or officers (other than increases in the ordinary course of business in the compensation or fringe benefits of any officers who are not executive officers), pay any pension or retirement allowance to any such director or officer, become a party to, amend, or commit itself to any pension, retirement, profit-sharing, welfare-benefit plan, or employment agreement with or for the benefit of any such director or officer, or grant any severance or termination pay or stay-in-place bonus to any such director or officer, or increase the benefits payable under any existing severance or termination pay or stay-in-place bonus policies; (vii) the Company will not, and will not permit any of its subsidiaries to, make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and (viii) the Company will not agree to do any of the foregoing.

                  In the Merger Agreement, the Company has further agreed that, from the date of the Merger Agreement until the Effective Time, it will not, and will use its best efforts to cause its subsidiaries and the officers, directors, employees, and agents of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, to initiate, or knowingly to encourage any good faith offer or proposal for (x) a merger or other business combination involving the Company or any of its subsidiaries and any Person (other than the Parent, the Purchaser, or any subsidiary of either the Parent or the Purchaser), (y) an acquisition by any Person (other than the Parent, the Purchaser, or any subsidiary of either the Parent or the Purchaser) of assets or earning power of the Company or any of its subsidiaries, in one or more transactions, representing 25% or more of the consolidated assets or earning power of the Company and its subsidiaries, or (z) an acquisition by any Person (other than the Parent, the Purchaser, or any subsidiary of either the Parent or the Purchaser) of securities representing 20% or more of the voting power of the Company or any of its subsidiaries (any of the events in (x), (y) and (z) being a "Company Acquisition Proposal"), (ii) take any action knowingly to facilitate (including, without limitation, amending the Company Rights Agreement or redeeming the rights issued thereunder) any Company Acquisition Proposal; (iii) engage or participate in discussions or negotiations, or enter into agreements, with any Person with respect to a Company Acquisition Proposal, or (iv) in connection with a Company Acquisition Proposal, disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books, or records of the Company or any of its subsidiaries to any Person, except that the Company may take action described in clause (ii), (iii), or (iv) if (A) such action is taken in connection with an unsolicited Company Acquisition Proposal, (B) the failure to take such action would not be consistent with the fiduciary duties of the Board of Directors under applicable law (as advised by legal counsel to the Company), and (C) in the case of the disclosure of nonpublic information relating to the Company or any of its subsidiaries in connection with a Company Acquisition Proposal.

                  Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger, or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Company Acquisition Proposal, except that, in any case set forth in clause (i),
         (ii), or (iii) above, prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company may, in response to an unsolicited Company

         Acquisition Proposal, (A) withdraw or modify its approval or recommendation of the Offer, the Merger, or the Merger Agreement or (B) approve or recommend any such Company Acquisition Proposal if, in the case of any action described in clause (A) or (B), the failure to take such action would not be consistent with the fiduciary duties of the Board of Directors under applicable law (as advised by legal counsel to the Company) and, in the case of the actions described in clause (B), concurrently with such approval or recommendation the Company terminates the Merger Agreement and promptly thereafter enters into an Acquisition Agreement with respect to a Company Acquisition Proposal.

                  Merger Meeting; Proxy Statement. The Merger will be consummated as soon as practicable after the purchase of Shares pursuant to the Offer. If Purchaser is able to do so under the TBCA it will consummate the Merger pursuant to the "short form" merger provisions of the TBCA. If required by the TBCA in order to consummate the Merger, as soon as practicable following the purchase of Shares pursuant to the Offer, the Company will take all action necessary in accordance with the TBCA and with the Company's articles of incorporation and bylaws to convene a meeting of its shareholders to approve the Merger and adopt the Merger Agreement (the "Merger Meeting"). The Company's Board of Directors will recommend that the Company's shareholders approve the Merger and adopt the Merger Agreement, and will cause the Company to use all reasonable efforts to solicit from the shareholders proxies to vote therefor, unless (i) such recommendation would not be consistent with the fiduciary duties of the Board of Directors under applicable law (as advised by legal counsel to the Company) or (ii) the Merger Agreement is terminated in accordance with its terms. The Company will, if required by law for the consummation of the Merger, prepare and file with the Commission preliminary proxy materials relating to the approval of the Merger and the adoption of the Merger Agreement by the Company's shareholders, and will file with the Commission revised preliminary proxy materials, if appropriate, and definitive proxy materials in a timely manner as required by the rules and regulations of the Commission. Except as otherwise provided in clauses (i) and (ii) of this paragraph, the proxy materials relating to the Merger Meeting will include the recommendation of the Company's Board of Directors. The Parent will vote, or cause to be voted, all Shares beneficially owned by it in favor of the Merger.

                  Covenants of the Parent and the Purchaser. The Parent will use all reasonable efforts to, without any lapse in coverage, either (i) for at least four years after the Effective Time, provide directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's D&O Insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that the Parent will not be required to pay per annum more than the last premium (annualized) paid by the Company for such policy prior to the date of the Merger Agreement, (ii) purchase tail insurance in respect of the Company's existing D&O Insurance for four years for a premium not to exceed the amount of the customary premium for such tail insurance, or (iii) if such D&O

         Insurance or tail insurance is only available at premiums in excess of the premiums set forth in clauses (i) or (ii), as applicable, then purchase the highest level of D&O Insurance or tail insurance available at such applicable premium.

                  Covenants of the Company, the Parent and the Purchaser. Subject to the terms and conditions of the Merger Agreement, the Company, the Parent and the Purchaser agree to use their best efforts to take all actions and to do all things necessary or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement as promptly as practicable. If any "fair price," "moratorium," or other similar statute or regulation becomes applicable to the transactions contemplated by the Merger Agreement, each of the parties and, subject to applicable fiduciary duties, their respective Boards of Directors will use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

                  Conditions to the Merger. The obligations of the Company, the Parent and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by applicable law, the Merger has been approved, and the Merger Agreement has been adopted, by the requisite vote of the Company's shareholders; (ii) the Purchaser shall have purchased all validly tendered and not properly withdrawn Shares in accordance with the Offer; and (iii) no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction is in effect that has the effect of making the Offer or the Merger illegal or otherwise restrains or prohibits the purchase of Shares pursuant to the Offer or the consummation of the Merger. The obligations of the Parent and the Purchaser to consummate the Merger are further subject to satisfaction or waiver of the following conditions: consummation of the Offer; compliance by the Company with its obligation to cause persons designated by the Parent to become directors of the Company in accordance with the Merger Agreement; and the exercise of dissenters' rights by Company Shareholders with respect to 10% or less of the Shares.

                  Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval of the Merger and adoption of the Merger Agreement by the Company's shareholders, (i) by the mutual written consent of the Company, the Parent, and the Purchaser; (ii) by either the Company or the Parent if the Merger has not been consummated by March 30, 1999, provided that such right of termination will not be available to any party that, at the time of termination, is in material breach of any of its obligations under the Merger Agreement; (iii) by either the Company or the Parent if any applicable domestic law, rule, or regulation makes consummation of the Merger illegal or if any judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Offer or Merger and such judgment, injunction, order, or decree has become final and nonappealable; (iv) by either the Company or the Parent if the requisite vote of the Company's shareholders approving the Merger and adopting the Merger Agreement has not been obtained at the Merger Meeting; provided that the right to so terminate the Merger Agreement will not be available to the Parent if it has not voted, or caused to be voted, all Shares beneficially owned by it in favor of the Merger; (v) by either the Company or the Parent if the Offer terminates without the purchase of Shares thereunder; provided that the right to so terminate the Merger Agreement shall not be available to (i) the Parent, if the Purchaser shall have breached its obligations to conduct the tender offer in accordance with the terms of the Merger Agreement, or (ii) any party whose willful failure to perform any of its obligations under the Merger Agreement results in the failure of any of the Offer Conditions or if the failure of any such Offer Conditions results from facts or circumstances that constitute a material breach of the representations or warranties of such party under the Merger Agreement; or (vi) by the Company if the Company receives an unsolicited Company Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its legal and financial advisors, is likely to lead to a merger, acquisition, consolidation, or similar transaction that is more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement; provided that the Company has given the Parent at least five business days notice of the material terms of such Company Acquisition Proposal and such termination shall not be effective until the Company has paid the Termination Fee (as defined below), if and to the extent required under the terms of the Merger Agreement.

                  In the event of any such termination of the Merger Agreement and abandonment of the Offer and the Merger, no party to the Merger Agreement (or any of its directors, officers, employees, agents, or advisors) will have any liability or further obligation to any other party to the Merger Agreement except (i) for obligations of the Company to pay, under circumstances described below, the Termination Fee and certain expenses of the Parent and the Purchaser, (ii) for obligations arising out of the applicability of the Confidentiality Agreement to information provided pursuant to the Merger Agreement, and (iii) for liability for any breach of covenants or agreements of the Merger Agreement.

                  Fees and Expenses. The Merger Agreement provides that, except as set forth below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the costs and expenses.

                  Pursuant to the Merger Agreement, if (i) the Merger Agreement is terminated by the Company because the Company receives an unsolicited Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its legal and financial advisors, is likely to lead to a merger, acquisition, consolidation, or similar transaction that is more favorable to the shareholders of the Company than the Merger, (ii) any Person publicly makes a

         Company Acquisition Proposal and thereafter the Merger Agreement is terminated because an insufficient number of Shares are tendered in the Offer, or (iii) any Person publicly makes a Company Acquisition Proposal and thereafter the Merger Agreement is terminated, prior to the purchase of Shares by the Purchaser pursuant to the Offer, by the Parent because (a) the Company has violated its obligations under the terms of the Merger Agreement with respect to Company Acquisition Proposals in any material respects and a Company Acquisition Proposal was made by any Person after such violation or (b) the Board of Directors of the Company did not publicly recommend in the Schedule 14D-9 that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement, or the Board of Directors of the Company withdrew, modified, or changed such recommendation in any manner materially adverse to the Parent, then the Company will reimburse the Parent and the Purchaser for up to $500,000 of the reasonable documented out-of-pocket expenses and fees actually incurred by the Parent and the Purchaser in connection with the transactions contemplated by the Merger Agreement prior to the termination of the Merger Agreement, including, without limitation, all reasonable fees and expenses of counsel, financial advisors, accountants, and environmental and other experts and consultants to the Parent and the Purchaser ("Transaction Costs").

                  If (x) the Merger Agreement is terminated by the Company as set forth in clause (i) of the immediately preceding paragraph, (y) any Person publicly makes a Company Acquisition Proposal, thereafter the Merger Agreement is terminated as set forth in clause (ii) of the immediately preceding paragraph, and within 12 months after termination the Company agrees to or consummates any Company Acquisition Proposal, or (z) any Person publicly makes a Company Acquisition Proposal and thereafter the Merger Agreement is terminated as set forth in clause
         (iii) of the immediately preceding paragraph, then, in addition to reimbursing the Parent and the Purchaser for their Transaction Costs, the Company has agreed to pay the Parent a fee of $1,250,000 (the "Termination Fee").

                  Waiver and Amendment. Subject to applicable law and the terms of the Merger Agreement, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and duly executed and delivered, in the case of an amendment, by each of the parties to the Merger Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

         Required Vote. In general, under Texas law, the Merger requires the approval of the Company's Board of Directors and the approval by the holders of two-thirds of all outstanding Shares.

         Accordingly, if the Purchaser acquires more than two-thirds of the outstanding Shares pursuant to the Offer, the Purchaser would have the voting power to approve the Merger without the vote of any other shareholders and could effect the Merger by so voting and by action of the Board of Directors of the Purchaser, the Company's Board of Directors having already approved the Merger on September 20, 1998. This will be the case if the Minimum Condition is satisfied. In the Merger Agreement, the Purchaser has agreed to vote in favor of the Merger all of the Shares purchased in the Offer.

         Further, Texas law provides that, if a parent corporation owns 90% or more of each class of outstanding shares of a subsidiary, the parent corporation may merge the subsidiary into itself, or merge itself into the subsidiary, by action of the board of directors of the parent corporation and without action or vote by the shareholders of either corporation. Accordingly, if the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, a "short form" merger could be effected by action of the Purchaser's Board of Directors and without the approval of the Company's shareholders.

         Dividends and Distributions. The Company has agreed that, from the date of the Merger Agreement until the time that the designees of the Purchaser have been appointed to the Board of Directors of the Company, the Company will not declare, set aside, or pay any dividends or make any distributions on the Shares.

         Appraisal Rights. Shareholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company at the time of the Merger who comply with all statutory requirements and do not vote in favor of the Merger will have the right under the TBCA to demand an appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Time in accordance with Article
5.13 of the TBCA.

         Under the TBCA, shareholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market price of the Shares.

         THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF TEXAS LAW.

         "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances apply to the Merger. However, Rule 13e-3 would not apply to the Merger if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.


SECTION 13.  CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for pursuant to the Offer, if (1) there are not validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when aggregated with the Shares then owned by the Parent and any of its affiliates, represents at least 67% of the Shares then outstanding on a fully diluted basis (the "Minimum Condition") or
(2) at any time on or after the date of the Merger Agreement and at or before the time that any Shares are accepted for payment any of the following conditions exist:

                  (a) Any provision of any applicable domestic law or regulation, or any judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction, is in effect that (i) makes the Offer or the Merger illegal or otherwise, directly or indirectly or prohibits or materially restrains the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the shares of Company Stock by Purchaser or Parent, (ii) prohibits or materially limits the ownership or operation by the Company or any of its Subsidiaries that owns a material portion of the business and assets of the Company and its Subsidiaries, taken as a whole, or by Parent, Purchaser, or any Subsidiaries of Parent of all or a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, as a result of the Offer, the Merger, or the other transactions contemplated by the Agreement, or (iii) imposes material limitations on the ability of Purchase or Parent to acquire, hold, or exercise full rights of ownership of the shares of Company Stock, including but not limited to the right to vote any shares of Company Stock acquired or owned by Purchaser or Parent on all matters properly presented to the stockholders of the Company, including but not limited to the approval of the Agreement and approval of the Merger and the right to vote any shares of capital stock of any Subsidiaries of the Company (other than immaterial Subsidiaries), or would impose any such limitations with respect to the Common Stock of the Surviving Corporation after the Merger.

                  (b) Any consents, authorizations, orders, and approvals of, or filings or registrations with, any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of the Agreement has not been obtained or made, except (i) the filing of appropriate articles of merger in accordance with applicable law, including Texas Law, (ii) compliance with applicable requirements of the Exchange Act, and (iii) where Parent reasonably concludes that the failure to obtain or make any such consent, authorization, order, approval, filing, or registration (A) is not likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of the Company and its Subsidiaries before or after the Merger, taken as a whole (a "Company Material Adverse Effect"), or on the financial condition, results of operations, or business of Parent and Purchaser before or after the Merger, taken as a whole (a "Parent Material Adverse Effect"), and (B) would not render the Offer or the Merger illegal or provide a reasonable basis to conclude that the parties or their affiliates or any of their respective directors or officers will be subject to a risk of criminal liability.

                  (c) Any Third Party Consents have not been obtained except where Parent reasonably concludes that the failure to obtain any Third Party Consents is not likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (d) The Company has failed to perform in any material respect any of its agreements, covenants, or other obligations to be performed by it under the Agreement at or prior to such time, or any representations and warranties of the Company contained in the Agreement are not true in any material respect at such time as if made at and as of such time (unless the representation or warranty is made as of a specified date, in which case such representation or warranty is not true as of such date). For purposes of determining whether this condition has been satisfied, all qualifications in the representations and warranties as to the knowledge of the Company will be disregarded.

                  (e) There shall have occurred any event or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect.

                  (f) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any U.S. government or governmental, administrative or regulatory authority or agency, on, or any other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement or a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Company Material Adverse Effect, a Parent Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of the execution of the Agreement, a material acceleration or worsening thereof which acceleration of worsening is reasonably expected to have a Company Material Adverse Effect, a Parent Material Adverse Effect or to materially adversely affect the consummation of the Offer.

                  (g) It shall have been publicly disclosed that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more the Company Stock, before any potential dilution related to such beneficial ownership, has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Merger Sub the approval or recommendation of the Offer, the Merger or the Agreement and, within ten business days of taking and disclosing to its stockholders the aforementioned position, shall not have publicly reconfirmed its recommendation of the Offer, the Merger or the Agreement; (B) the Board of Directors of the Company or any committee thereof shall have approved or recommended any takeover proposal or any other acquisition of Company Stock other than the Offer and the Merger; (C) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Company Stock or a merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries or (D) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing.

                  (h) The Agreement has been terminated in accordance with its terms.

         The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.


SECTION 14.  CERTAIN LEGAL MATTERS

         General. Except as otherwise disclosed herein, based on information furnished by the Company or filed by the Company with the Commission, neither the Purchaser nor the Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

         Certain State Laws. Article 13.03 of the TBCA provides that, except in certain circumstances, a Texas corporation may not engage in a "business combination" with an "interested" shareholder for three years following the date on which the shareholder became an "interested" shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the "business combination" or the transaction that resulted in the shareholder becoming an "interested" shareholder. If the Minimum Condition is satisfied, the Purchaser will become an "interested" shareholder of the Company when it purchases Shares pursuant to the Offer, and the Merger will be a "business combination." However, the Board of Directors of the Company has approved both the Offer and the Merger, and, therefore, the Company will not need to wait for three years before completing the Merger.

         The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser cannot be certain that these laws will not apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as it then deems appropriate, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

         Foreign Approvals. The Company owns property in the Netherlands. In connection with the acquisition of the Shares pursuant to the Offer, the laws of the Netherlands may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The government in the Netherlands might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

SECTION 15.  FEES AND EXPENSES

         TM Capital Corp. is acting as Dealer Manager in connection with the Offer and serving as exclusive financial advisor to the Parent in connection with the Offer and the Merger. Pursuant to the terms of Dealer Manager's engagement, the Parent has agreed to pay Dealer Manager a fee of $430,000 in connection with the Offer and the Merger. In addition, the Parent has agreed to reimburse Dealer Manager for its reasonable travel and out-of-pocket expenses, including, without limitation, fees and disbursements of its counsel, incurred in connection with the Offer and the Merger or otherwise arising out of Dealer Manager's engagement, and has also agreed to indemnify Dealer Manager and certain related parties against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws, arising out of Dealer Manager's engagement.

         Beacon Hill Partners, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities incurred by reason of a material misstatement or omission.

         Harris Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

         Except as set forth above, neither the Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.


SECTION 16.  MISCELLANEOUS

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         THE PURCHASER AND THE PARENT HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE AMENDMENTS THERETO. SUCH SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 7 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).

                          GAMMA ACQUISITION CORPORATION

                               September 25, 1998

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                         OF THE PARENT AND THE PURCHASER

         The Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Parent. Except as otherwise noted, the business address of each such person is 3130 Gateway Drive, Norcross, Georgia 30091, and each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of the Parent has been employed in his or her present principal occupation listed below during the last five years. Directors of the Parent are indicated by an asterisk.

                                       PRINCIPAL OCCUPATION OR EMPLOYMENT,
         NAME                               5-YEAR EMPLOYMENT HISTORY

Edward L. Gallup                    Mr. Gallup has been chairman of the Board of
                                    Directors, President and Chief Executive
                                    Officer of Parent since its founding in
                                    1982. Mr. Gallup has worked in the blood banking business for over 33 years.

Ralph A. Eatz                       Mr. Eatz, who has been working in the blood
                                    banking reagent field for over 29 years, has been a director and Vice President-
                                    Operations of the Parent since its founding, and Senior Vice President-Operations since
                                    December 1988.

Daniel T. McKeithan                 Mr. McKeithan has been a director of the
                                    Parent since February 28, 1983. Mr.
                                    McKeithan also has 29 years experience in pharmaceutical and diagnostic products with
                                    Johnson and Johnson, Inc., including Vice
                                    President-manufacturing of the Ortho
                                    Diagnostic Systems division. Mr. McKeithan's business address is 8539 Via De Los Libros,
                                    Scottsdale, Arizona 85258.

Didier L. Lanson                    Mr. Lanson has been a director of the Parent
                                    since October 24, 1989. Since September
                                    1992, he has served as Vice President,
                                    Europe, of syStemix International,
                                    subsidiary of syStemix, Inc., a publicly traded biotechnology company recently acquired by Novartis Biotech Holding
                                    Corporation, a wholly owned subsidiary of Novartis Inc., and primarily engaged in the development of cellular processes and cellular products. Mr. Lanson is a citizen of

                                    France. Mr. Lanson's business address is 1651 Page Mill Road, Palo Alto, California 94305.

Dr. Gioacchino De Chiricio          Dr. De Chiricio has been President of
                                    Immucor Italia S.r.l. since February 1994.
                                    From 1989 until 1994, he was employed in the United States by Ortho Diagnostic Systems,
                                    Inc., a Johnson and Johnson Company, as
                                    General Manager, Immunocytometry, with
                                    worldwide responsibility. Mr. De Chiricio is a citizen of Italy. Mr. De Chiricio's business address is 20090 Noverasco Di
                                    Opera, Via Sporting Mirasole, 4, Italy.

G. Bruce Papesh                     Mr. Papesh is the co-founder of Dart, Papesh
                                    & Co., a Lansing, Michigan based company that provides investment consulting and other financial services. He has served as President of Dart, Papesh & Co. Inc., since
                                    1987. Mr. Papesh has over 27 years of
                                    experience in investment services while
                                    serving in stock broker, consulting and
                                    executive management positions. He provides investment services to Kenneth B. Dart and Robert C. Dart and their affiliates. Mr.
                                    Papesh also serves as a Director and as
                                    Secretary of Neogen Corporation, an
                                    agricultural biotechnology company. Mr.
                                    Papesh's business address is 501 South
                                    Capital Avenue, Suite 111, Lansing, Michigan
                                    48933.

Dennis M. Smith, Jr. MD.            Dr. Smith has served as Director of the
                                    Parent since April 17, 1998. Dr. Smith is the Chair of the Section of Pathology and the Director of Laboratories at Columbia
                                    Memorial Hospital in Jacksonville, Florida.
                                    In addition to these duties, Dr. Smith is a member of the Board of Directors of Medical
                                    Equity Partners, Jacksonville, Florida, Vice
                                    President of AmeriPath, Inc. Dr. Smith is a past president of the American Association of Blood Banks and is currently Chairman of the Board of Trustees of the National Blood
                                    Foundation. He has over 19 years of
                                    experience in the medical field. Mr. Smith's business address is 3349 University
                                    Boulevard South, Jacksonville, Florida
                                    32216.

Joseph E. Rosen                     Mr. Rosen has served as a Director of the
                                    Parent April 20, 1998. Mr. Has been with
                                    Sera-Tec Biologicals since its inception in 1969 and has served as President for the past 15 years. Mr. Rosen is currently serving as Chairman of the American Blood
                                    Resources Association. He has over

                                    25 years of experience in the blood banking industry. Mr. Rosen's business address is 223 North Center Drive, North Brunswick, New Jersey 08902.

         The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of Mr. Gallup is set forth above.

NAME                                        POSITION WITH THE PURCHASER

Edward L. Gallup                    President, Chief Executive Officer and Sole
                                    Director

Steven C. Ramsey                    Vice President, Treasurer and Secretary. Mr.
                                    Ramsey has been Chief Financial Officer of
                                    Parent since April, 1998. Prior to joining
                                    Parent, Mr. Ramsey served as Vice President and Chief Financial Officer of International
                                    Murex Technologies Corporation. Mr. Ramsey's business address is 3130 Gateway Drive, Norcross, Georgia 30091.

         Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                        Harris Trust Company of New York

       By Mail:             By Overnight Courier:              By Hand:

  Wall Street Station        Wall Street Station            Receive Window
     P.O. Box 1023        88 Pine Street, 19th Floor      Wall Street Station
New York, NY 10268-1023       New York, NY 10005      88 Pine Street, 19th Floor
                                                         New York, NY 10005

                           By Facsimile Transmission:
                           (for Eligible Institutions
                                      Only)
                             (212) 706-7636 or 7637


                            For Information Telephone
                                 (call collect):
                                 (212 701-7624

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                           Beacon Hill Partners, Inc.
                                 90 Broad Street
                            New York, New York 10004
                                 (212) 843-8500
                                       or
                            Toll Free (800) 566-9061


                      The Dealer Manager for the Offer is:

                             [TM Capital Corp. Logo]

                       One Battery Park Plaza, 35th Floor
                            New York, New York 10004
                                 (212) 809-1360